As filed with the Securities and Exchange Commission on June 28, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EverQuote, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	26-3101161
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

210 Broadway Cambridge, Massachusetts	02139
(Address of Principal Executive Offices)	(Zip Code)

2018 Equity Incentive Plan

Amended and Restated 2008 Stock Incentive Plan

(Full title of the plan)

Seth Birnbaum

President and Chief Executive Officer

EverQuote, Inc.

210 Broadway

Cambridge, Massachusetts 02139

(Name and address of agent for service)

(855) 522-3444

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class A Common Stock, $0.001 par value per share:
2018 Equity Incentive Plan	2,732,896 (2)	$18.00 (3)	$49,192,128 (3)	$6,125
Amended and Restated 2008 Stock Incentive Plan	4,445,776 (4)	$9.69 (5)	$14,826,708 (5)	$1,846
Class B Common Stock, $0.001 par value per share:
Amended and Restated 2008 Stock Incentive Plan	2,915,672 (6)	$5.96 (7)	$17,377,406 (7)	$2,164
TOTAL:	10,094,344		$81,396,242	$10,135

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional shares of the registrant’s Class A Common Stock (“Class A Common Stock”) or Class B Common Stock (“Class B Common Stock”) that may from time to time be offered or issued under the registrant’s 2018 Equity Incentive Plan (the “2018 Plan”) or the registrant’s Amended and Restated 2008 Stock Incentive Plan (the “2008 Plan”) to prevent dilution resulting from stock splits, stock dividends or similar transactions that increases the number of outstanding shares of Class A Common Stock or Class B Common Stock.
(2)	Shares of Class A Common Stock reserved for issuance under the 2018 Plan consist of (i) 2,149,840 shares of Class A Common Stock reserved for issuance pursuant to future awards under the 2018 Plan plus (ii) 583,056 shares of Class A Common Stock, which is equal to the number of shares of Class A Common Stock and Class B Common Stock reserved but not issued or subject to outstanding awards under the 2008 Plan. To the extent that any awards outstanding under the 2008 Plan expire, terminate or are otherwise surrendered, canceled, forfeited or repurchased by the registrant at their original issuance price pursuant to a contractual repurchase right subsequent to the date of this registration statement, the shares of Class A Common Stock and/or Class B Common Stock (as applicable) reserved for issuance pursuant to such awards will become available for issuance as shares of Class A Common Stock under the 2018 Plan. See footnote 6 below.
(3)	Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $18.00 per share, which is the initial public offering price per share of Class A Common Stock set forth on the cover page of the registrant’s prospectus dated June 27, 2018 relating to the registrant’s initial public offering.
(4)	Represents (i) 1,426,120 shares of Class A Common Stock issuable upon exercise of stock option awards outstanding under the 2008 Plan as of the date of this registration statement, (ii) 103,984 shares of Class A Common Stock issuable upon the vesting of restricted stock units outstanding under the 2008 Plan as of the date of this registration statement and (iii) 2,915,672 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock underlying awards outstanding under the 2008 Plan as of the date of this registration statement.
(5)	Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of (i) $9.08 per share, the weighted-average exercise price of the 1,426,120 shares of Class A Common Stock subject to stock option awards outstanding under the 2008 Plan as of the date of this registration statement, and (ii) $18.00 per share, which is the initial public offering price per share of Class A Common Stock set forth on the cover page of the registrant’s prospectus dated June 27, 2018 relating to the registrant’s initial public offering, in accordance with Rule 457(c) under the Securities Act, for 103,984 shares of Class A Common Stock issuable upon the vesting of restricted stock units outstanding under the 2008 Plan as of the date of this registration statement. Pursuant to Rule 457(i) under the Securities Act, there is no fee associated with the registration of shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock (a convertible security) being registered under this registration statement because no additional consideration will be received in connection with the conversion of shares of Class B Common Stock.
(6)	Represents 2,915,672 shares of Class B Common Stock reserved for issuance pursuant to awards outstanding under the 2008 Plan as of the date of this registration statement. To the extent that any such awards expire, terminate or are otherwise surrendered, canceled, forfeited or repurchased by the registrant at their original issuance price pursuant to a contractual repurchase right subsequent to the date of this registration statement, the shares of Class B Common Stock reserved for issuance pursuant to such awards will become available for issuance as shares of Class A Common Stock under the 2018 Plan. See footnote 2 above.
(7)	Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of (i) $4.87 per share, the weighted-average exercise price of 2,673,176 shares of Class B Common Stock subject to stock option awards outstanding under the 2008 Plan as of the date of this registration statement, and (ii) $18.00 per share, which is the initial public offering price per share of Class A Common Stock set forth on the cover page of the registrant’s prospectus dated June 27, 2018 relating to the registrant’s initial public offering, in accordance with Rule 457(c) under the Securities Act, for 242,496 shares of Class B Common Stock issuable upon the vesting of restricted stock units outstanding under the 2008 Plan as of the date of this registration statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The registrant is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

(a) The registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the registrant’s latest fiscal year for which such statements have been filed.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

(c) The description of the securities contained in the registrant’s registration statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

The registrant’s Class B Common Stock, $0.001 par value per share (the “Class B Common Stock”), is not registered under Section 12 of the Exchange Act.

Dividend Rights

The holders of the registrant’s Class A Common Stock, $0.001 par value per share (the “Class A Common Stock”), and Class B Common Stock are entitled to receive dividends out of funds legally available therefor if the registrant’s board of directors, in its discretion, determines to declare and pay dividends and then only at the times and in the amounts that the registrant’s board of directors may determine.

Voting Rights

Holders of Class A Common Stock are entitled to one vote for each share of Class A Common Stock held on all matters submitted to a vote of stockholders, and holders of Class B Common Stock are entitled to ten votes for each share of Class B Common Stock held on all matters submitted to a vote of stockholders. Holders of Class A Common Stock and Class B Common Stock vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law. The registrant has not provided for cumulative voting for the election of directors in its certificate of incorporation.

No Preemptive or Similar Rights

Holders of Class A Common Stock and Class B Common Stock are not entitled to preemptive rights, and are not subject to conversion, redemption or sinking fund provisions, except for the conversion provisions with respect to the Class B Common Stock described below.

Right to Receive Liquidation Distributions

If the registrant becomes subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to its stockholders would be distributable ratably among the holders of Class A Common Stock, Class B Common Stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities.

Conversion

Each outstanding share of Class B Common Stock is convertible at any time, at the option of the holder thereof, into one share of Class A Common Stock. Each outstanding share of Class B Common Stock will convert automatically into one share of Class A Common Stock upon its transfer, whether or not for value and whether voluntary or involuntary or by operation of law, except for certain exceptions and permitted transfers described in the registrant’s certificate of incorporation, including certain transfers by a stockholder to (1) certain trusts for the benefit of the stockholder or other persons, so long as the stockholder, either alone or with a family member, has sole dispositive power and exclusive voting control over the transferred shares; (2) an individual retirement account or a pension, profit sharing, stock bonus or other type of plan or trust of which the stockholder is a participant or beneficiary, so long as the stockholder, either alone or with a family member, has sole dispositive power and exclusive voting control over the transferred shares, (3) a corporation, partnership or limited liability company in which the stockholder, either alone or with a family member, has sufficient ownership interests or otherwise has legally enforceable rights such that the stockholder, either alone or with a family member, retains sole dispositive power and exclusive voting control over the transferred shares, and (4) any other entity that is a direct or indirect wholly owned subsidiary of the stockholder, a parent of the stockholder, under common control with the stockholder, or was the holder of preferred stock on both the date of transfer and on January 19, 2018. In addition, each outstanding share of Class B Common Stock held by a stockholder who is a natural person, or held by the permitted transferees of such stockholder, will convert automatically into one share of Class A Common Stock nine months after the death or incapacity of such stockholder.

The conversion of Class B Common Stock into Class A Common Stock, whether voluntary, upon a transfer of Class B Common Stock or upon the death of a holder of Class B Common Stock, will have the effect, over time, of increasing the relative voting power of those holders of Class B Common Stock who retain their shares of Class B Common Stock.

All outstanding Class B Common Stock will convert automatically into Class A Common Stock, on a share-for-share basis, upon the date and time, or occurrence of an event, specified by vote or written consent of the holders of a majority of the voting power of the then outstanding shares of Class B Common Stock. In addition, all outstanding Class B Common Stock will convert automatically into Class A Common Stock, on a share-for-share basis, at such time as the aggregate voting power of all then outstanding shares of Class B Common Stock represents less than 10% of the aggregate voting power of all then outstanding shares of the registrant’s capital stock.

Each share of Class B Common Stock that is converted into Class A Common Stock will thereupon automatically be retired and not be available for reissuance. If the registrant subsequently wishes to issue more shares of Class B Common Stock than are then authorized for issuance, the registrant would first have to amend its certificate of incorporation with the approval of its board of directors and stockholders in accordance with the Delaware General Corporation Law.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The registrant’s certificate of incorporation that will be effective upon the closing of its initial public offering provides that no director of the registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust, or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The registrant’s certificate of incorporation that will be effective upon the closing of its initial public offering provides that the registrant will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the registrant) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at the registrant’s request as a director, officer, partner, employee, or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the registrant’s best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

The registrant’s certificate of incorporation that will be effective upon the closing of its initial public offering provides that the registrant will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of the registrant to procure a judgment in the registrant’s favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at the registrant’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the registrant’s best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by the registrant against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

In addition, the registrant has entered into indemnification agreements with each of its executive officers and directors. These indemnification agreements may require the registrant, among other things, to indemnify each such director or executive officer for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him or her in any action or proceeding arising out of his or her service as one of the registrant’s directors or executive officers.

The registrant maintains a general liability insurance policy that covers certain liabilities of the directors and officers of the registrant arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

			Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Filing Date	Exhibit Number

4.1	Second Amended and Restated Certificate of Incorporation, as amended, of the Registrant	S-1	333-225379	June 1, 2018	3.1

4.2	Amended and Restated Bylaws of the Registrant	S-1	333-225379	June 1, 2018	3.2

4.3	Form of Restated Certificate of Incorporation of the Registrant (to be effective upon the closing of the Registrant’s initial public offering)	S-1/A	333-225379	June 18, 2018	3.3

4.4	Form of Amended and Restated Bylaws of the Registrant (to be effective upon the closing of the Registrant’s initial public offering)	S-1/A	333-225379	June 18, 2018	3.4

4.5	Certificate of Amendment to Second Amended and Restated Certificate of Incorporation of the Registrant	S-1/A	333-225379	June 18, 2018	3.5

5.1*	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP

23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

23.2*	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature pages of this registration statement)

99.1	Amended and Restated 2008 Stock Incentive Plan	S-1	333-225379	June 1, 2018	10.3

99.2	2018 Equity Incentive Plan	S-1/A	333-225379	June 27, 2018	10.7

*	Filed herewith

Item 9. Undertakings.

1. Item 512(a) of Regulation S-K. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. Item 512(b) of Regulation S-K. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on this 28th day of June, 2018.

EVERQUOTE, INC.

By:	/s/ Seth Birnbaum
Seth Birnbaum
President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of EverQuote, Inc., hereby severally constitute and appoint Seth Birnbaum, John Wagner and David Mason, and each of them singly (with full power to each of them to act alone), as our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable EverQuote, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Seth Birnbaum Seth Birnbaum	President, Chief Executive Officer and Director (Principal Executive Officer)	June 28, 2018

/s/ John Wagner John Wagner	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	June 28, 2018

/s/ David Blundin David Blundin	Chairman of the Board of Directors	June 28, 2018

/s/ Sanju Bansal Sanju Bansal	Director	June 28, 2018

/s/ John Lunny John Lunny	Director	June 28, 2018

/s/ George Neble George Neble	Director	June 28, 2018

Signature	Title	Date

/s/ John Shields John Shields	Director	June 28, 2018

/s/ Mira Wilczek Mira Wilczek	Director	June 28, 2018